EXHIBIT 4.1

CERTIFICATE OF RIGHTS AND PREFERENCES OF

SERIES A-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK OF

RASER TECHNOLOGIES, INC.

February 3, 2010

     Pursuant to Section 151 of the Delaware General Corporation Law and Article IV of the Certificate of Incorporation, as amended, of Raser Technologies, Inc., RASER

TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company effective as of February 3, 2010 pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, which authorizes the issuance of up to Five Million (5,000,000) shares of preferred stock, par value $0.01 per share.

     RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company and pursuant to the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock, herein designated and authorized as the Series A-1 Cumulative Convertible Preferred Stock, par value $0.01 per share, which shall consist of Nineteen Thousand (19,000) of the Five Million (5,000,000) shares of preferred stock which the Company now has authority to issue, and the Board of Directors hereby fixes the powers, designations and preferences and the relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof as follows:

1. Number. The number of shares constituting the Series A-1 Cumulative

Convertible Preferred Stock shall be Nineteen Thousand (19,000) all of which are issuable solely under the Agreement and the Warrant (as defined in the Agreement).

     2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

"Acquiring Person" has the meaning set forth in the Agreement.

     "Acquisition Price" means (i) the Daily Market Price of the Common Stock on the date immediately preceding the date on which a Change of Control is consummated, or (ii) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (i) of this sentence and (y) the Daily Market Price on the date immediately preceding (A) in the case of a purchase, the date of acceptance of such offer by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock and (B) in the case of a tender or exchange offer, the date on which more than fifty percent (50%) of the outstanding shares of Common Stock shall have been accepted for payment pursuant to the terms of such tender or exchange offer.

     "Agreement" means the Amended and Restated Agreement dated as of February 3, 2010, by and among the Company, CapStone Investments and Fletcher pursuant to which five thousand (5,000) shares of Series A-1 Preferred Stock and a warrant are to be issued by the Company, including all schedules and exhibits thereto.

"Board" means the Board of Directors of the Company.

     "Business Day" means any day on which the Common Stock may be traded on the NYSE, or if not admitted for trading on the NYSE, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person.

     "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended.

     "Certificate of Rights and Preferences" means this Certificate of Rights and Preferences of the Series A-1 Preferred Stock.

"Change of Control" shall have the meaning set forth in the Agreement.

     "Common Stock" means the Company's common stock, par value $0.01 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to a Change of Control to which the Company is a party (or, at the election of the Holder, the capital stock of any Acquiring Person from and after the consummation of a Change of Control).

     "Common Stock Equivalents" means (without duplication with any other Common Stock or common stock, as the case may be, or Common Stock Equivalents) rights, warrants, options, convertible securities or exchangeable securities, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, or common stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

     "Company" means Raser Technologies, Inc., a Delaware corporation (or any Acquiring Person from and after the consummation of a Change of Control).

     "Company Financial Statements" means all financial statements (including the notes thereto) and earnings releases filed by the Company with (or furnished by the Company to) the SEC or publicly announced by the Company.

"Conversion Closing Date" is defined in Section 6(A)(i).

"Conversion Notice" is defined in Section 6(A)(i).

     "Conversion Price" means five dollars and no cents ($5.00), subject to adjustment for stock splits, recombinations, stock dividends and the like; provided, that, on or after the consummation of any Change of Control, the Conversion Price shall equal the product of (x) the Conversion Price in effect immediately before such Change of Control multiplied by (y) the quotient of (A) the Prevailing Market Price of the Acquiring Person as of the date of such consummation divided by (B) the Acquisition Price.

"Conversion Stock Amount" is defined in Section 6(A)(ii).

     "Daily Market Price" means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person or its Parent under Section 6(F), the common stock of such Acquiring Person or such Parent), equal to (i) the daily volume-weighted average price on the NYSE or, if no sale takes place on such date, the average of the closing bid and asked prices on the NYSE thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as the Holder and the Company may agree), or (ii) if such Common Stock or common stock of an Acquiring Person or its Parent is not then listed or admitted to trading on the NYSE, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Board as of the last calendar day of any month ending within sixty (60) calendar days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by a Majority of the Series A-1 Preferred Stock and reasonably acceptable to the Company (whose fees and expenses shall be borne by Company), subject to adjustment for stock splits, recombinations, stock dividends and the like.

"Dividend Payment Date" is defined in Section 3(A).

"Dividend Period" is defined in Section 3(A).

     "Dividend Rate" means a rate equal to the Stated Value multiplied by the lesser of (i) fourteen percent (14%) per annum and (ii) the sum of the 3-month London Interbank Offer Rate (LIBOR) determined as of the first day of the Dividend Period (or if the first day of the Dividend Period is not a Business Day, then the first Business Day after the first day of the Dividend Period) plus eight percent (8%) per annum subject to Sections 3(E) and 3(F), in each case subject to adjustment as set forth herein.

     "Effective Election Notice" means an Election Notice following the 45th Business Day after its delivery to a Holder, which shall, after expiration of such forty-five (45) Business Day period, supersede any prior Effective Election Notice.

     "Election Notice" means the delivery by the Company to a Holder of a notice, substantially in the form attached as Annex H to the Agreement, signifying its election to deliver cash or shares of Common Stock in the event of a dividend.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fletcher" means Fletcher International, Ltd. a company domiciled in Bermuda, together with its successors.

     "Future Issuance Price" means the lowest price per share at which a share of Common Stock (or the economic equivalent thereof) may be issued pursuant to any such Equity Issuance.

     "Holder" shall mean a holder of Series A-1 Preferred Stock. For the avoidance of doubt, Fletcher and its affiliates, assignees, transferees and pledgees shall be the only Holders of Series A-1 Preferred Stock.

     "Issue Date" means with respect to any shares of Series A-1 Preferred Stock the original date of issuance of such shares of Series A-1 Preferred Stock.

     "January 29 Agreement" means the agreement dated as of January 29, 2010, by and between the Company and Fletcher, which agreement was amended and restated in its entirety by the Agreement.

     "Junior Securities" means Capital Stock that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series A-1 Preferred Stock, including but not limited to Common Stock and any other class or series of Capital Stock issued by the Company or any Subsidiary of the Company on or after the date of the January 29 Agreement, but excluding any Parity Securities and Senior Securities issued (i) to Fletcher or its authorized assignees under the Agreement, (ii) with the approval of the Holders of a Majority of the Series A-1 Preferred Stock or (iii) upon the conversion, redemption or exercise of securities described in clause (i) or (ii) in accordance with the terms thereof.

     "Liquidation" means the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, however, that a consolidation, merger or share exchange shall not be deemed a Liquidation, nor shall a sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets, which does not involve a distribution by the Company of cash or other property to the holders of Common Stock, be deemed to be a Liquidation.

"Liquidation Preference" is defined in Section 4.

     "Majority of the Series A-1 Preferred Stock" means more than fifty percent (50%) of the then outstanding shares of Series A-1 Preferred Stock.

"NYSE" shall have the meaning set forth in the Agreement.

     "Other Securities" means any stock (other than Common Stock) and other securities of the Company or any other Person which the Holders of the Series A-1 Preferred Stock at any time shall be entitled to receive, or shall have received, upon conversion or redemption of the Series A-1 Preferred Stock in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

     "Parent" means, as to any Acquiring Person, any Person that (i) controls the Acquiring Person directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent's Annual Report on Form 10-K (if the Parent is required to file such a report) or would be required to so include the Acquiring Person in such Parent's consolidated financial statements if they were prepared in accordance with U.S. GAAP and (iii) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

     "Parity Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, is pari passu with the Series A-1 Preferred Stock and shall include, without limitation, all Series A-1 Preferred Stock issued pursuant to the Agreement.

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     "Preferred Stock" means the Company's preferred stock authorized pursuant to the provisions of the Certificate of Incorporation.

     "Prevailing Market Price" means, with respect to any reference date, the average of the Daily Market Prices of the Common Stock (or, for purposes of determining the Prevailing Market Price of the common stock of an Acquiring Person or its Parent under Section 6(F), the common stock of such Acquiring Person or such Parent) for the sixty (60) Business Days ending on and including the third (3rd) Business Day before such reference date, but not greater than the average of the Daily Market Prices of the Common Stock for any five (5) consecutive or nonconsecutive Business Days during such sixty (60) Business Day period.

     "Qualified Public Company" means a corporation meeting all of the following criteria: (i) the common stock of the corporation is registered under Section 12 of the Securities Exchange Act of 1934, as amended, (ii) the aggregate market value of the primary publicly traded class of common equity held by non-affiliates of such corporation as reported by Bloomberg L.P. as such corporation's Float on the reference date exceeds Fifty Four Million Two Hundred Ten Thousand dollars ($54,210,000), (iii) the average weekly reported volume of trading in such common stock on all national securities exchanges (as defined in the Securities Exchange Act of 1934, as amended) and/or reported through the NYSE as reported by Bloomberg L.P. during the four (4) calendar weeks preceding the reference date exceeds Two Million Two Hundred Thirteen Thousand Nine Hundred Sixty dollars ($2,213,960).

"Redemption Cash Amount" is defined in Section 6(B)(ii).

"Redemption Closing Date" is defined in Section 6(B)(i).

"Redemption Floor Price" means $1.2277, subject to adjustment as set forth herein.

"Redemption Notice" is defined in Section 6(B)(i).

     "Redemption Price" means, Subject to Section 6(B)(iv), the greater of (x) the Redemption Floor Price and (y) one hundred twenty percent (120%) multiplied by the Prevailing Market Price set forth in the Redemption Notice delivered hereunder with respect to the first redemption of Series A-1 Preferred Stock, provided that if such redemption is not consummated, then the Redemption Notice delivered hereunder with respect to the first redemption of Series A-1 Preferred Stock that is consummated.

"Redemption Stock Amount" is defined in Section 6(B)(iii).

     "Registered Common Stock" means Common Stock the resale of which has been registered under the Securities Act and is freely tradable upon delivery.

"Restatement Adjustment Notice" is defined in Section 7.

     "Restatement" means the earlier of (x) the announcement by the Company of its intention to restate any portion of the Company Financial Statements and (y) the announcement of the actual restatement by the Company of any portion of the Company Financial Statements.

     "Restatement Date" means, at the option of and pursuant to the determination of Holder(s) of a Majority of the Series A-1 Preferred Stock, any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by the Company of its intention to restate any portion of the Company's Financial Statements or the date on which is filed an amended SEC Filing or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).

     "Restatement Price" means the average of the Daily Market Price during either of the following periods, in the sole discretion of Holder(s) of a Majority of the Series A-1 Preferred Stock: (A) the forty (40) Business Days after and excluding the related Restatement Date or (B) the forty (40) Business Days after and excluding any date on which the Company files restated financial statements with the SEC with respect to such Restatement.

"SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

     "Senior Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series A-1 Preferred Stock.

     "Series A-1 Preferred Stock" means the Series A-1 Cumulative Convertible Preferred Stock of the Company or successor as contemplated by Section 6(F).

     "Stated Value" is an amount equal to one thousand dollars ($1,000) per share of Series A-1 Preferred Stock plus (x) any accrued and unpaid dividends (as of the date of determination, which for purposes of Sections 6(A) and 6(B) shall be the Conversion Closing Date and Redemption Closing Date, respectively), whether or not declared and whether or not earnings are available in respect of such dividends and (y) any dividends declared on the Common Stock in an amount equal to the product of (A) the per-share dividend on Common Stock multiplied by (B) the number of shares of Common Stock issuable upon redemption or conversion (whichever is greater) of a share of Series A-1 Preferred Stock on the date such dividend is declared on the Common Stock. In the event the Company shall declare a distribution on the Common Stock payable in securities or property other than cash, the value of such securities or property will be the fair market value. Any securities shall be valued as follows: (i) if traded on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) Business Day period ending three (3) calendar days prior to such declaration; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) Business Day period ending three (3) calendar days prior to such declaration; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

     "Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a least a majority ownership interest.

     The foregoing definitions will be equally applicable to both the singular and plural forms of the defined terms.

3.	Dividends and Distributions.

(A) Holders shall be entitled to receive out of the assets of the Company legally available for that purpose, dividends at the Dividend Rate to be paid in accordance with the terms of this Section 3. In addition, Holders shall be entitled to receive out of the assets of the Company legally available for that purpose, for each share of Series A-1 Preferred Stock, dividends or other distributions declared on the Common Stock in an amount equal to the product of (x) the per-share dividend or distribution on the Common Stock multiplied by (y) the number of shares of Common Stock issuable upon redemption or conversion (whichever is greater) of a share of the Series A-1 Preferred Shares on the date such dividend is declared, to be paid in accordance with the terms of this Section 3. Such dividends shall be fully cumulative from the Issue Date, shall accumulate regardless of whether the Company earns a profit and shall be payable in arrears, when and as declared by the Board (or a duly appointed committee of directors), on March 31, June 30, September 30 and December 31 of each year commencing on March 31, 2010 and, in the case of dividends resulting from dividends or distributions declared on Common Stock, no later than the date on which such dividends or distributions are paid to holders of the Common Stock (each such date being herein referred to as a "Dividend Payment Date"). The period from the Issue Date to March 31, 2010, and each quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." The dividend for any Dividend Period for any share of Series A-1 Preferred Stock that is not outstanding on every calendar day of the Dividend Period shall be prorated based on the number of calendar days such share was outstanding during the period. Each such dividend shall be paid to the Holders of record of the Series A-1 Preferred Stock as their names appear on the share register of the Company on the Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date (including, without limitation, for purposes of computing the Stated Value of any shares of Series A-1 Preferred Stock in connection with the conversion or redemption thereof or any Liquidation of the Company), to Holders of record on a date designated by the Board, not exceeding thirty (30) calendar days preceding the payment date thereof, as may be fixed by the Board. For purposes of determining the amount of dividends accrued as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the Dividend Rate for the actual number of calendar days elapsed from and including the Issue Date (in case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in case of any other date) to the date as of which such determination is to be made, based on a three hundred sixty (360) day year.

     (B) Dividends payable on the Series A-1 Preferred Stock may be paid, at the option of the Company, either in cash or by the issuance of Registered Common Stock, provided, however, that the Company's right to pay dividends on any Dividend Payment Date by the issuance of Registered Common Stock shall continue only so long as the Company is a Qualified Public Company on the Dividend Payment Date; provided further that if the Company has elected to pay dividends on any Dividend Payment Date by the issuance of Registered Stock, but is unable for any reason issue Common Stock that is freely tradeable on such Dividend Payment Date, then notwithstanding anything herein to the contrary, such dividend shall be paid in the form of cash. Subject to the foregoing, payments on any Dividend Payment Date shall be made in Registered Common Stock unless an Effective Election Notice provides that such payments shall be made in cash. Notwithstanding the foregoing, with respect to the first Dividend Payment Date on the Series A-1 Preferred Stock, the Company may notify the Holders in writing of its irrevocable intention to pay cash on or before March 1, 2010. The number of shares of Registered Common Stock to be issued shall be determined by dividing the cash amount of the dividend otherwise payable by the Prevailing Market Price calculated as of such Dividend Payment Date; provided, however, if the Company shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the number of shares of Registered Common Stock to be issued shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during the period used for calculating such Prevailing Market Price. The number of shares of Registered Common Stock to be issued as a dividend shall be rounded up to the nearest whole share after aggregating all shares of Series A-1 Preferred Stock owned by a Holder.

     (C) If, on any Dividend Payment Date, the Company fails to pay dividends within five (5) Business Days of the Dividend Payment Date, then until the dividends that were scheduled to be paid on such date are paid, (x) such dividends shall cumulate and shall accrue from and including the Dividend Payment Date additional dividends to and including the date of payment thereof at the Dividend Rate then in effect, compounded quarterly on each subsequent Dividend Payment Date and (y) the Redemption Price shall equal $1.0231. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day to day basis and shall be computed on the basis of a three hundred sixty (360) day year.

     (D) So long as any shares of the Series A-1 Preferred Stock shall be outstanding, (i) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Junior Securities unless such distribution is made equally to the Holders of the Series A-1 Preferred Shares as if such Holders had converted or redeemed (whichever is greater) their shares of Series A-1 Preferred Shares immediately before such distribution, disregarding for this purpose any limitation on conversion or redemption then in effect, including without limitation, under Section 6 of the Agreement, (ii) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Parity Securities, except for dividends paid to the Company or any of its wholly-owned Subsidiaries and dividends paid on the Series A-1 Preferred Stock and (iii) the Company shall not and shall not allow its Subsidiaries to repurchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any Junior Securities or Parity Securities, unless in each such case all dividends to which the Holders of the Series A-1 Preferred Stock shall have been entitled to receive for all previous Dividend Periods shall have been paid and dividends on the Series A-1 Preferred Stock for the subsequent four Dividend Periods shall have been designated and set aside in cash.

     (E) Notwithstanding anything herein to the contrary, whenever, at any time or times, dividends payable on any Series A-1 Preferred Stock shall be in arrears for more than five (5) Business Days, the Dividend Rate shall mean a rate equal to the greater of (i) twenty two percent (22%) per annum times the Stated Value and (ii) the Dividend Rate otherwise then in effect until such date that all accrued and unpaid dividends shall have been declared and paid in full.

     (F) Notwithstanding anything herein to the contrary, whenever, at any time or times, the Company shall fail to redeem any Series A-1 Preferred Stock by the date it is obligated to do so under Section 6(B) hereof and such failure is ongoing, then (x) the Dividend Rate with respect to such Series A-1 Preferred Stock that is subject to such redemption shall mean a rate equal to twenty two percent (22%) per annum times the Stated Value and (y) the Redemption Price shall equal $1.0231, in each case until such date that the failure to redeem no longer exists, provided that the Holder may elect the Redemption Price described in the foregoing clause (y) in any subsequently submitted Redemption Notice pursuant to Section 6(B)(iv).

     (G) Notwithstanding anything herein to the contrary, whenever, at any time or times, the Company shall fail to convert any Series A-1 Preferred Stock by the date it is obligated to do so under Section 6(A) hereof and such failure is ongoing, then the Dividend Rate with respect to such Series A-1 Preferred Stock that is subject to such conversion shall mean a rate equal to twenty two percent (22%) per annum times the Stated Value.

     (H) Subject to the immediately following sentence, the Company shall be entitled to deduct and withhold from any dividend on the Series A-1 Preferred Stock such amounts as the Company is required to deduct and withhold with respect to such dividend under the Internal Revenue Code of 1986, as amended, or any other provision of state, local or foreign tax law. In the event the Company elects, pursuant to Section 3(B), to pay a dividend on the Series A-1 Preferred Stock by issuing Registered Common Stock to a Holder, (i) the Company shall deliver the number of shares of Registered Common Stock that would be delivered to a Holder pursuant to Section 3(B) in the absence of any requirement under applicable law to deduct and withhold any amount with respect to such dividend and (ii) on the Business Day following the Dividend Payment Date, Holder shall transfer to the Company by wire transfer an amount equal to what the Company is required under applicable law to deduct and withhold with respect to such dividend. For purposes of determining the withholding amount, the dividend value shall equal the applicable number of dividend shares multiplied by the Daily Market Price on the Dividend Payment Date.

     4. Liquidation Preference. In the event of any Liquidation, after payment or provision for payment by the Company of the debts and other liabilities of the Company and the liquidation preference of any Senior Securities that rank senior to the Series A-1 Preferred Stock with respect to distributions upon Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series A-1 Preferred Stock held by such Holder equal to the greater of (a) the Stated Value per share to and including the date full payment is tendered to the Holders with respect to such Liquidation and (b) the amount the Holders would have received if the Holders had converted all outstanding shares of Series A-1 Preferred Stock into Common Stock in accordance with the provisions of Section 6(A) hereof or redeemed all outstanding shares of Series A-1 Preferred Stock into Common Stock under Section 6(B) hereof (whichever is greater), in each case as of the Business Day immediately preceding the date of such Liquidation (such greater amount being referred to herein as the "Liquidation Preference"), before any distribution shall be made to the holders of any Junior Securities (and any Senior Securities or Parity Securities that, with respect to distributions upon Liquidation, rank junior to the Series A-1 Preferred Stock) upon the Liquidation of the Company. In case the assets of the Company available for payment to the Holders are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series A-1 Preferred Stock and all outstanding shares of Parity Securities and Senior Securities that, with respect to distributions upon Liquidation, are pari passu with the Series A-1 Preferred Stock in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to the Holders and to the holders of such Parity Securities and Senior Securities shall be distributed ratably among the Holders of the Series A-1 Preferred Stock and the holders of such Parity Securities and Senior Securities, based upon the aggregate amount due on such shares upon Liquidation.

Written notice of any Liquidation of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by facsimile and overnight delivery not less than ten (10) calendar days prior to the payment date stated therein, to the Holders of record of the Series A-1 Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Company.

     5. Voting Rights. The Holders shall have the following voting rights with respect to the Series A-1 Preferred Stock:

     (A) Each share of Series A-1 Preferred Stock shall entitle the holder thereof to the voting rights specified in Section 5(B) and no other voting rights except as required by law.

     (B) The consent of the Holders of at least a Majority of the Series A-1 Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for the purpose, shall be necessary to:

     (i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Certificate of Incorporation, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to:

     A. change any of the rights, preferences or privileges of Holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

1. Reduce the Dividend Rate on the Series A-1

Preferred Stock, or make such dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of Series A-1 Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company;

2. Reduce the amount payable to the holders of the

Series A-1 Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of the Series A-1 Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Company;

     3. Make the Series A-1 Preferred Stock redeemable at the option of the Company.

B. authorize, create or issue any shares of Parity Securities or

Senior Securities (or amend the provisions of any existing class of Capital

Stock to make such class of Capital Stock a class of Parity Securities or Senior Securities).

(ii)

     A. issue or sell or obligate itself to issue or sell any security other than issuances and sales:

1.	to any wholly owned Subsidiary,

2.	to any counterparty to a tax equity transaction;

3.	in connection with any strategic transaction

involving the Company or any Subsidiary and other entities, including without limitation, any joint venture, licensing, collaboration, manufacturing, development, marketing, co-promotion or distribution arrangement where all of the following are true: (a) the primary purpose of such transaction is strategic in nature and not the raising of capital, (b) the fair market value of all equity securities, securities that derive any part of their value from the value of equity securities, or securities that are convertible or exchangeable for equity securities issued or issuable in connection with such transaction is not greater than the fair market value of the other securities or loans issued or incurred in such transaction, and (c) the total fair market value of equity securities, securities that derive any part of their value from the value of equity securities, and securities that are convertible or exchangeable for equity securities issued or issuable in connection with all transactions effected in reliance on this clause (3) does not exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate;

     4. in connection with any debt financing transaction where the fair market value of all equity securities or securities that derive any part of their value from the value of equity securities, or that are linked to or sold or issued with equity securities or securities that derive any part of their value from the value of equity securities issued or issuable in such transaction is less than (10%) of the fair market value of the other securities or loans issued or incurred in such transaction,

     5. pursuant to a stock option plan, employee stock purchase plan or restricted stock plan as in effect on the date hereof,

     6. upon the exercise or conversion of any options, warrants or convertible notes outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or convertible notes in effect on the date hereof; or

     7. other than in issuances or sales of the type described in clauses (1) through (6), inclusive, in transactions where all of the following are true: (a) the fair market value of all equity securities, securities that derive any part of their value from the value of equity securities, or securities that are convertible or exchangeable for equity securities issued or issuable in connection with such transaction is greater than (10%) of the fair market value of the other securities or loans issued or incurred in such transaction, (b) the Company has afforded the Holder the Right of First Offer set forth in Section 5(C) with respect to such issuance or sale and (c) the total value of securities issued in connection with all transactions effected in reliance on this clause (7) does not exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate;

provided, that the rights described in this clause (ii)(A) shall expire and be of no further force or effect from and after February 3, 2015; provided further that the Right of First Offer (as defined below) shall survive such expiration and shall continue from and after such date with respect to transactions of the type described in Section 5(B)(ii)(A)(7) regardless of when such transactions occur notwithstanding such expiration;

     B. permit any Subsidiary of the Company to issue or sell, or obligate itself to issue or sell, in a single transaction or a series of related transactions, any security of such Subsidiary other than issuances and sales to the Company or any wholly owned Subsidiary; or

     C. sell or obligate itself to sell, or permit any Subsidiary to sell or obligate itself to sell, in a single transaction or a series of related transactions, assets with a fair market value in excess of One Million Dollars ($1,000,000), other than sales of assets on an arm's-length, fair market value basis;

provided that the rights described in clause (ii)(A) shall not apply from and after the date that the Holders cease to own or have the right to acquire at least Two Thousand (2,000) shares of Series A-1 Preferred Stock in the aggregate, and the rights described in clauses (ii)(B) and (C) shall not apply from and after the date that the Holders cease to own or have the right to acquire at least One Thousand (1,000) shares of Series A-1 Preferred Stock in the aggregate;

     (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or amend any provisions of any Capital Stock so as to make such Capital Stock redeemable by the Company.

(C)	Right of First Offer.

(i) Grant of Right. Subject to the terms and conditions contained in this Section 5, the Company hereby grants to each Holder a preemptive right (a "Right of First Offer") to purchase up to its pro rata share (measured by the number of shares of Series A-1 Preferred Stock held by such Holder in proportion to all shares of Series A-1 Preferred Stock then outstanding) of any securities issued or sold by the Company in accordance with the provisions of Sections 5(B)(ii)(A)(7).

     (ii) Notice of Right. In the event the Company proposes to undertake a transaction described in Sections 5(B)(ii)(A)(7), it shall give the Holders written notice of its intention, describing the financial and other terms thereof and the type of securities and the price and terms upon which the Company proposes to issue the same. Each Holder shall have ten (10) days from the date of delivery of any such notice to purchase up to its pro rata share (measured by the number of shares of Series A-1 Preferred Stock held by such Holder in proportion to all shares of Series A-1 Preferred Stock then outstanding) of any securities issued or sold by the Company in accordance with the provisions of Sections 5(B)(ii)(A)(7) for the price and upon the terms specified in the notice. If any Holder does not participate to the fullest extent of its pro rata share, the Company shall re-offer such rights to all other Holders on a pro rata basis and shall leave such re-offer open for five (5) days.

     (iii) Lapse and Reinstatement of Right. The Company shall have sixty (60) days following the offer (and, if applicable, re-offer) period described in Section 5(C)(ii) to consummate or enter into an agreement (pursuant to which the transaction contemplated thereby shall be consummated, if at all, within thirty (30) days from the date of said agreement) to consummate the transaction or transactions described in the notice required by Section 5(C)(ii) to the extent that the Holder(s) preemptive rights were not exercised with respect thereto, upon financial and other terms no more favorable to the counterparties thereto than specified in such notice. In the event the Company has consummated such transaction within the period required by the immediately preceding sentence, the Company shall not thereafter engage in a transaction described in Section 5(B)(ii)(A)(7) without providing the Right of First Offer in the manner provided above.

     (iv) Termination of Right. The Right of First Offer shall not apply from and after the date that any Holder ceases to own or have the right to acquire at least Two Thousand (2,000) shares of Series A-1 Preferred Stock in the aggregate.

     (v) Information. Notwithstanding anything to the contrary in this Section 5(C) and unless otherwise agreed to by Holders of a Majority of the Series A-1 Preferred Stock, the Company shall either confirm in writing to each Holder that it has abandoned or shall publicly disclose its intention to engage in a transaction described in Section 5(B)(ii)(A)(7), in either case in such a manner such that such Holder will not be in possession of material non-public information, by the fifteenth (15th) day, subject to extension at the discretion of the Company with the consent of Holders of a Majority of the Series A-1 Preferred Stock, following delivery of the notice described in Section 5(C)(ii). If by the fifteenth (15th) day following delivery of the notice described in Section 5(C)(ii), or later day if extended as set forth above, no public disclosure regarding a transaction described in Sections 5(B)(ii)(A)(7) has been made, and no notice regarding the abandonment of such transaction has been received by the Holders, such transaction shall be deemed to have been abandoned and the Holders shall not be deemed to be in possession of any material, non-public information with respect to the Company. Should the Company decide to pursue any such transaction thereafter, the Company shall provide the Holders with another notice pursuant to Section 5(C)(ii) and the Holders will again have a Right of First Offer with respect to such transaction.

6.	Conversion and Redemption.

	(A)	Procedure for Conversion.

(i) General. Subject to Section 6 of the Agreement, shares of Series

A-1 Preferred Stock are convertible at the option of the Holder thereof at any time, from time to time, in whole or in part, as follows:

     A. The conversion of shares of Series A-1 Preferred Stock may be effected by delivering a duly executed written Preferred Stock Conversion Notice, substantially in the form attached as Annex D to the Agreement (the "Conversion Notice"), by facsimile, mail or overnight courier delivery, to the Company's address set forth in Section 19 of the Agreement specifying the number of shares of Series A-1 Preferred Stock to be converted.

     B. The closing of such conversion shall take place, subject to the satisfaction or waiver of the conditions set forth in Section 6(A)(ii) (a) on the second Business Day, or if the Holder so elects, the third Business Day, following and excluding the date the Conversion Notice is delivered or (b) any other date upon which the exercising Holder and the Company mutually agree (the "Conversion Closing Date").

     (ii) Conversion for stock. Such shares of stock shall be converted into that number of shares of Registered Common Stock (or at the sole election of the Holder, unregistered Common Stock) equal to (A) the aggregate Stated Value of such shares divided by (B) the Conversion Price (the "Conversion Stock Amount"). On the Conversion Closing Date, the Holder shall surrender the certificate representing the shares of Series A-1 Preferred Stock to be converted to the Company at the address set forth for notices to the Company specified in Section 19 of the Agreement, and the Company shall deliver to such Holder as specified in the Conversion Notice the Conversion Stock Amount of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, with such Holder's express written consent, unregistered Common Stock). It shall be a condition of the converting Holder's obligation to close that each of the following is satisfied, unless expressly waived by such Holder in writing (which Holder may do or refrain from doing on one or more occasions in its sole discretion):

     A. (1) the representations and warranties made by the Company in the Agreement shall be true and correct as of the Conversion Closing Date, except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Agreement; (3) all shares to be issued upon such conversion shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the NYSE (unless, with respect to clause (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock); and such Holder shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

     B. On the Conversion Closing Date, the Company shall have delivered to the Holder (x) a Preferred Stock Conversion Delivery Notice, substantially in the form attached as Annex E to the Agreement and (y) the legal opinion described in Section 13(b) of the Agreement.

     C. As of the Conversion Closing Date, the Company shall have notified the Holder of all Restatements.

     D. The issuance of Common Stock shall not cause the number of shares of Common Stock held by any Holder to exceed the Maximum Number (as defined in the Agreement).

     The Company shall use its best efforts to cause each of the foregoing conditions to be satisfied at the earliest practicable date. If such conditions are not satisfied or waived prior to the third Business Day following and excluding the date the Conversion Notice is delivered, then the Holder may, at its sole option, and at any time, withdraw the Conversion Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Conversion Notice and may submit a Conversion Notice with respect to the shares referenced in the withdrawn Conversion Notice at any time.

     (iii) Holder of record. Each conversion of Series A-1 Preferred Stock shall be deemed to have been effected immediately before the close of business on the Business Day on which the Conversion Notice is delivered (except, that, for purposes of calculation of the Stated Value, dividends shall accrue until and including the Conversion Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such conversion as provided in Section 6(A)(ii) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such conversion shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(B)(ii) above.

     (iv) Partial conversion. If any conversion is for only part of the shares represented by the certificate surrendered, the Company shall deliver on the Closing a new Series A-1 Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series A-1 Preferred Stock in the name and to an address specified by the Holder.

(B)	Procedure for Redemption.

(i) General. Subject to Section 6 of the Agreement, shares of Series

A-1 Preferred Stock are redeemable at the option of the Holder thereof from time to time, in whole or in part at any time on and after the earlier of (x) the first date on which the Daily Market Price of the Common Stock exceeds $2.00 per share, (y) July 28, 2010, and (z) the date a public announcement is made of the Company's or any other Person's intention or agreement to engage in a transaction or series of transactions that may result in a Change of Control, as follows:

     A. A Holder of Series A-1 Preferred Stock may require the Company to redeem any or all shares of Series A-1 Preferred Stock held by such Holder on one or more occasions by delivering an optional redemption notice to the Company substantially in the form attached as Annex F to the Agreement (a "Redemption Notice").

     B. The closing of such redemption shall take place, subject to the satisfaction or waiver of the conditions set forth in Section 6(B)(ii) (a) on the second Business Day, or if the Holder so elects, the third Business Day, following and excluding the date the Redemption Notice is delivered or (b) any other date upon which the exercising Holder and the Company mutually agree (the "Redemption Closing Date").

     (ii) Redemption for stock. Such shares of Series A-1 Preferred Stock shall be redeemed into that number of shares of Registered Common Stock (or at the sole election of the Holder, unregistered Common Stock) equal to (A) the aggregate Stated Value of such shares divided by (B) the Redemption Price (the "Redemption Stock Amount"). On the Redemption Closing Date, the Holder shall surrender the certificate representing the shares of Series A-1 Preferred Stock to be redeemed to the Company at the address set forth for notices to the Company specified in Section 19 of the Agreement and the Company shall deliver to such Holder as specified in the Redemption Notice the Redemption Stock Amount of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, with such Holder's express written consent, unregistered Common Stock). It shall be a condition of the redeeming Holder's obligation to close that each of the following is satisfied, unless expressly waived by such Holder in writing:

     A. (1) the representations and warranties made by the Company in the Agreement shall be true and correct as of the Redemption Closing Date, except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Agreement; (3) all shares to be issued upon such redemption shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the New York Stock Exchange (unless, with respect to clause (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock); and such Holder shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

     B. On the Redemption Closing Date, the Company shall have delivered to the Holder (x) a Preferred Stock Redemption Delivery Notice, substantially in the form attached as Annex G to the Agreement and (y) the legal opinion described in Section 13(b) of the Agreement.

     C. As of the Redemption Closing Date, the Company shall have notified the Holder of all Restatements.

     D. The issuance of Common Stock shall not cause the number of shares of Common Stock held by any Holder to exceed the Maximum Number (as defined in the Agreement).

     (iii) Holder of record. Each redemption of Series A-1 Preferred Stock shall be deemed to have been effected immediately before the close of business on the Business Day on which the Redemption Notice is delivered (except, that, for the purposes of calculation of the Stated Value, dividends shall accrue until and including the Redemption Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such redemption as provided in Section 6(B)(ii) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such redemption shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(B)(ii) above.

     (iv) Withdrawal of Redemption Notice. If the conditions set forth in Section 6(B)(ii) are not satisfied or waived on or prior to the Redemption Closing

Date or if the Company fails to perform its obligations on any Redemption Closing Date (including delivery of all shares of Series A-1 Preferred Stock issuable on such date), then in addition to all remedies available to Holder at law or in equity, Holder may, at its sole option, and at any time, withdraw the Redemption Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Redemption Notice and may submit a Redemption Notice on any future date with respect to such Series A-1 Preferred Stock and the Redemption Price for such subsequent Redemption Notice shall be the lesser of (i) the Redemption Price in the withdrawn Redemption Notice and (ii) the Redemption Price in effect as of the date of the subsequent Redemption Notice. If the Company fails to deliver shares of Common Stock as provided in Section 6(B) on or before the Redemption Closing Date, then the Holder may, at its sole option (and without limiting any other available remedies, including without limitation under Section 3(F) or at law or in equity) elect to receive cash in lieu of such shares of Common Stock.

     (v) Partial redemption. If any redemption is for only part of the shares represented by the certificate surrendered, the Company shall deliver on the Closing a new Series A-1 Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series A-1 Preferred Stock in the name and to an address specified by the Holder.

     (C) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall be required under the Agreement.

     (D) The Company will procure, at its sole expense, the listing of the Common Stock issuable upon conversion or redemption of the Series A-1 Preferred Stock and shares issuable as dividends hereunder, subject to issuance or notice of issuance, on all stock exchanges and quotation systems on which the Common Stock is then listed or quoted, no later than the date on which such Series A-1 Preferred Stock is issued to the Holder and thereafter shall use its best efforts to prevent delisting or removal from quotation of such shares. The Company will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion or redemption of shares of the Series A-1 Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A-1 Preferred Stock so converted or redeemed were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

     (E) No fractional shares or scrip representing fractional shares shall be issued upon the conversion or redemption of the Series A-1 Preferred Stock. If any such conversion or redemption would otherwise require the issuance of a fractional share of Common Stock, an amount equal to such fraction multiplied by the current Daily Market

Price per share of Common Stock on the date of conversion or redemption shall be paid to the Holder in cash by the Company. If more than one share of Series A-1 Preferred Stock shall be surrendered for conversion or redemption at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion or redemption thereof shall be computed on the basis of the aggregate number of shares of Series A-1 Preferred Stock so surrendered.

(F)	Change of Control.

(i) If the Company on or after the January 29 Agreement is party to any Change of Control, proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the Holder of each unconverted and unredeemed share of Series A-1 Preferred Stock (including any shares of Series A-1 Preferred Stock that are deemed to be held as a result of a contingent exercise of the Warrant as provided in Section 6(b) of the Warrant), upon conversion or redemption thereof at any time after the consummation of such Change of Control, shall be entitled to, and appropriate adjustments will be made to ensure that the Holder will receive, equivalent rights as those provided in this Certificate of Rights and Preferences, including, without limitation, the voting, dividend, conversion, redemption and liquidation rights contained herein with respect to the Acquiring Person. The Company shall, prior to the consummation of any Change of Control, provide that each Person (other than the Company) that may be required to deliver any stock, securities, cash or property upon conversion of Series A-1 Preferred Stock (including any shares of Series A-1 Preferred Stock that are deemed to be held as a result of a contingent exercise of the Warrant as provided in Section 6(b) of the Warrant) as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holders of a Majority of the Series A-1 Preferred Stock, (A) the obligations of the Company under this Certificate of Rights and Preferences (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Certificate of Rights and Preferences) and (B) the obligation to deliver to the Holders of Series A-1 Preferred Stock (including the Holders of any shares of Series A-1 Preferred Stock that are deemed to be held as a result of a contingent exercise of the Warrant as provided in Section 6(b) of the Warrant) such shares of stock, securities, cash or property as, in accordance with the provisions of this Certificate of Rights and Preferences, such Holders may be entitled to receive, and such Person shall have similarly delivered to such Holders an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to Holders of a Majority of the Series A-1 Preferred Stock, stating that the rights of such Holders under this Certificate of Rights and Preferences shall thereafter continue in full force and effect with respect to such Acquiring Person in accordance with the terms hereof.

     (ii) If the Company on or after the January 29 Agreement is party to any Change of Control, and prior to the Change of Control a redemption has been consummated hereunder, all references to the Redemption Price herein shall be references to the Stock Adjustment Measuring Price (as defined below). "Stock Adjustment Measuring Price" means the lower of (A) and (B) below:

     A. an amount equal the Redemption Price multiplied by a fraction,

     1. the numerator of which is the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of the securities for which Common Stock is exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person); and

     2. the denominator of which is the Daily Market Price determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated; and

     B. the Prevailing Market Price set forth in the first Redemption Notice delivered to the Acquiring Person.

     (iii) Between the date of notice of a Change of Control is delivered (or an event shall have occurred that would require the delivery of a notice of a Change of Control) and the effective date of the Change of Control, each Holder shall continue to have the right to submit to the Company Conversion Notices or Redemption Notices and consummate closings of any such conversions or redemptions, in such Holder's sole discretion, in accordance with the terms and conditions of this Certificate of Rights and Preferences. In addition, the Holder at its sole option may elect to submit to the Company a special notice (a "Contingent Notice") to convert or redeem the Series A-1 Preferred Stock in whole or in part in connection with such Change of Control; in which case, notwithstanding anything to the contrary herein:

     A. the effectiveness of such contingent conversion or redemption shall be conditional upon the effectiveness of the Change of Control;

     B. until the effective date of such Change of Control, the Holder shall have the right to deliver a notice to withdraw such Contingent Notice; and

     C. if such Contingent Notice shall not have been withdrawn, then on the effective date of such Change of Control, such Holder shall receive the same consideration, in the form of cash, securities or other assets (the "Acquisition Consideration") per share of Common Stock issuable to any other holder of shares of Common Stock in connection with such Change of Control based upon the number of shares of Common Stock which the Holder would have held if the Holder had consummated such conversion or redemption on the Business Day immediately preceding the date on which such Change of Control occurs.

7.	Restatements and Future Equity Issuances.

	(A)	Restatements. The Company shall deliver written notice to each Holder within three (3) Business Days after each Restatement occurs, including the documents in which the Restatement was publicly disclosed. If any Restatement occurs on or after January 29, 2010, then each Holder shall have the right to deliver a notice of its election to adjust the Redemption Price (a "Restatement Adjustment Notice") to the Company. One or more Restatement Adjustment Notices may be delivered on one or more days on or after the day on which any Restatement occurs and before the sixtieth (60th) Business Day after and excluding the later of (i) the date the Company notifies the Holder of such Restatement and (ii) the date on which the Company files an amended SEC Filing or Form 8-K fully and finally restating the financial statements required to be restated in the Restatement. Delivery of a Restatement Adjustment Notice shall cause the Redemption Floor Price (and, if any redemption shall have occurred, the Redemption Price) to be decreased to the greater of (x) $1.0231 and (y) the lesser of (a) the Prevailing Market Price calculated as of the third (3rd) Business Day preceding the date of the Restatement Adjustment Notice, (b) the Restatement Price and (c) the Redemption Floor Price previously in effect. If any Restatement occurs within one year after any redemption of Series A-1 Preferred Stock, the Company shall issue to each Holder that redeemed shares in such redemption a number of shares of Registered Common Stock equal to the amount, if any by which (i) the quotient of (a) the aggregate Stated Value of shares of Series A-1 Preferred Stock redeemed in such redemption divided by (b) the Redemption Floor Price as decreased by this Section 7(A) exceeds (ii) the number of shares of Registered Common Stock issued in such redemption.

     (B) Future Equity Issuances. If, on or after January 29, 2010, there is (i) a public disclosure of the Company's intention or agreement to engage in, or (ii) a consummation of, any sale or issuance to any Person or Persons of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company's capital stock (an "Equity Issuance"), then the Company shall promptly notify each Holder of such disclosure or such consummation, which notice shall include a copy of such disclosure or the terms and date of such consummation (the "Equity Issuance Notice"; provided that the Company shall not be required to deliver an Equity Issuance Notice upon the occurrence of any of the following (A) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock in which all Holders participates with respect to all Series A-1 Preferred Stock, (B) sales or issuances to employees, consultants, vendors, service providers or directors of the Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements in effect on the date of this Agreement, or similar plans, contracts or arrangements approved by the Board after the date hereof, in each case in the ordinary course of business consistent with past practices and in each case related to compensation for services (and, with respect to vendors and service providers, not the sole or principal form of compensation for such services) and not for the purpose of raising capital, (C) issuances issued upon the exercise or conversion of any options, warrants or convertible notes outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or convertible notes in effect on the date hereof, (D) any issuance in which Fletcher elects to receive 33% or more of such issuance, or (E) issuances incidental to a senior credit facility or line of credit provided by a bank or thrift where the value of warrants or other securities so issued are not material relative to the amount of borrowings or availability under such credit facility or line of credit. After the occurrence of an event requiring delivery of an Equity Issuance Notice, each Holder shall have the right, at its sole discretion, to deliver a notice to the Company (a "Price Adjustment Notice") no later than five (5) Business Days after and excluding the date the Equity Issuance Notice is delivered; provided, however, if the closing of such transaction occurs at a later date, each Holder shall have the right, at its sole discretion, to deliver a new Price Adjustment Notice or replace an existing Price Adjustment Notice no later than five (5) Business Days after such closing date. Delivery of a Price Adjustment Notice shall cause the Redemption Floor Price (and, if any redemption shall have occurred, the Redemption Price) to decrease to equal the greater of (x) $1.0231 and (y) the lesser of (a) the Future Issuance Price and (b) the Redemption Floor Price previously in effect. If any Equity Issuance occurs within one year after any redemption of Series A-1 Preferred Stock, the Company shall issue to each Holder that redeemed shares in such redemption a number of shares of Registered Common Stock equal to amount, if any by which (i) the quotient of (a) the aggregate Stated Value of shares of Series A-1 Preferred Stock redeemed in such redemption divided by (b) the Redemption Floor Price as decreased by this Section 7(B) exceeds (ii) the number of shares of Registered Common Stock issued in such redemption.

     8. Status of Converted and Redeemed Shares; Limitations on Series A-1 Preferred Stock. The Company shall return to the status of unauthorized and undesignated shares of Preferred Stock each share of Series A-1 Preferred Stock which shall be converted, redeemed or for any other reason acquired by the Company, and such shares thereafter may have such characteristics and designations as the Board may determine (subject to Section 5), provided, however, no share of Series A-1 Preferred Stock which shall be converted, redeemed or otherwise acquired by the Company shall thereafter be reissued, sold or transferred by the Company as Series A-1 Preferred Stock. The Company will not issue any further shares of Series A-1 Preferred Stock.

     9. Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein shall be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

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IN WITNESS WHEREOF, this Certificate of Rights and Preferences has been signed on behalf of the Company by its Chief Executive Officer and attested to by its Corporate Secretary, all as of the date first set forth above.

RASER TECHNOLOGIES, INC.

______/s/ Nicholas Goodman Name: Nicholas Goodman Title: Chief Executive Officer

_______/s/ Richard D. Clayton Name: Richard D. Clayton Title: Corporate Secretary

[Signature Page to Certificate of Rights and Preferences]